                                                                                                                       EXHIBIT 12

                                                  THE BEAR STEARNS COMPANIES INC.
                                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                 (IN THOUSANDS, EXCEPT FOR RATIO)

                                  (Unaudited)                                                 Five Months
                              Nine Months Ended                Fiscal Year Ended                Ended        Fiscal Year Ended
                           -----------------------   --------------------------------------   -----------  -----------------------
                           August 31,   August 31,   November 30, November 30,  November 30,  November 26,   June 30,     June 30,
                              2003         2002         2002          2001          2000          1999         1999         1998
                           ----------   ----------   ----------    ----------    ----------   ----------   ----------   ----------
Earnings before taxes on
   income                  $1,335,506   $1,038,183   $1,310,963    $  934,444    $1,171,523   $  453,592   $1,064,108   $1,063,492
                           ----------   ----------   ----------    ----------    ----------   ----------   ----------   ----------
Add:  Fixed Charges

      Interest              1,067,184    1,368,717    1,762,580     3,793,998     4,772,286    1,524,046    3,344,190    3,622,629
      Interest factor
       in rents                26,838       27,580       37,735        33,500        32,200       12,783       31,363       30,130
                           ----------   ----------   ----------    ----------    ----------   ----------   ----------   ----------
   Total fixed charges      1,094,022    1,396,297    1,800,315     3,827,498     4,804,486    1,536,829    3,375,553    3,652,759
                           ----------   ----------   ----------    ----------    ----------   ----------   ----------   ----------
Earnings before fixed
   charges and taxes on
   income                  $2,429,528   $2,434,480   $3,111,278    $4,761,942    $5,976,009   $1,990,421   $4,439,661   $4,716,251
                           ==========   ==========   ==========    ==========    ==========   ==========   ==========   ==========
Ratio of earnings to
   fixed charges                  2.2          1.7          1.7           1.2           1.2          1.3          1.3          1.3
                           ==========   ==========   ==========    ==========    ==========   ==========   ==========   ==========

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